As filed with the Securities and Exchange Commission on March 18, 2024
Registration No. 333-232521
Registration No. 333-237360
Registration No. 333-253501
Registration No. 333-262946
Registration No. 333-269927

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT No. 333-232521
FORM S-8 REGISTRATION STATEMENT No. 333-237360
FORM S-8 REGISTRATION STATEMENT No. 333-253501
FORM S-8 REGISTRATION STATEMENT No. 333-262946
FORM S-8 REGISTRATION STATEMENT No. 333-269927
UNDER
THE SECURITIES ACT OF 1933
Karuna Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
Delaware	27-0605902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

99 High Street, Floor 26
Boston, Massachusetts
(Address of Principal Executive Offices)

02110
(Zip Code)

Karuna Therapeutics, Inc. 2009 Stock Incentive Plan
Karuna Therapeutics, Inc. 2019 Stock Option and Incentive Plan
Karuna Therapeutics, Inc. 2019 Employee Stock Purchase Plan
(Full Title of the Plans)

Kimberly M. Jablonski
Vice President and Secretary
Karuna Therapeutics, Inc.
99 High Street, Floor 26
Boston, Massachusetts
(857) 449-2244
(Name and address and telephone number, including area code, of agent for service of process)

Copies to:

Catherine J. Dargan, Esq.
Michael J. Riella, Esq.
Kerry S. Burke, Esq.
Andrew Fischer, Esq.

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956+1 (202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

As of March 18, 2024, Karuna Therapeutics, Inc. (the “Company”), has been acquired by Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) pursuant to a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2023, by and among the Company, Bristol-Myers Squibb, and Miramar Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bristol-Myers Squibb (“Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Bristol-Myers Squibb.

As a result of the Merger, the Company has terminated all offerings and sales of securities under the below-listed Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), and is no longer issuing securities under the Karuna Therapeutics, Inc. 2009 Stock Incentive Plan (the “2009 Plan”), the Karuna Therapeutics, Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”) and the Karuna Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”). Accordingly, the Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each Registration Statement to deregister any and all securities registered but unsold or otherwise unissued thereunder:

1. Registration Statement on Form S-8 (Registration No. 333-232521), filed with the SEC on July 2, 2019, registering the offer and sale of (i) 3,734,382 shares of Karuna’s common stock, $0.0001 par value per share (“Common Stock”) under the 2009 Plan, (ii) 1,709,832 shares of Common Stock under the 2019 Plan, and (iii) 213,729 shares of Common Stock under the 2019 ESPP;

2. Registration Statement on Form S-8 (Registration No. 333-237360) filed with the SEC on March 24, 2020, registering the offer and sale of (i) 1,040,510 shares of Common Stock under the 2019 Plan and (ii) 260,127 shares of Common Stock under the 2019 ESPP;

3. Registration Statement on Form S-8 (Registration No. 333-253501) filed with the SEC on February 25, 2021, registering the offer and sale of (i) 1,079,538 shares of Common Stock under the 2019 Plan and (ii) 269,884 shares of Common Stock under the 2019 ESPP;

4. Registration Statement on Form S-8 (Registration No. 333-262946) filed with the SEC on February 24, 2022, registering the offer and sale of (i) 1,190,822 shares of Common Stock under the 2019 Plan and (ii) 297,705 shares of Common Stock under the 2019 ESPP; and

5. Registration Statement on Form S-8 (Registration No. 333-269927), filed with the SEC on February 23, 2023, registering the offer and sale of (i) 1,378,956 shares of Common Stock under the 2019 Plan and (ii) 344,739 shares of Common Stock under the 2019 ESPP.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each Registration Statement. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey on March 18, 2024.

Karuna Therapeutics, Inc.

By:	/s/ Kimberly M. Jablonski
Name: Kimberly M. Jablonski
Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.